Exhibit 21.1

ZUMIEZ INC.

SUBSIDIARIES OF THE REGISTRANT

As of January 28, 2023

Name of Subsidiary	Place of Incorporation or Formation

Zumiez Nevada, LLC	Nevada

ZIC, LLC	Washington

ZIC II, LLC	Washington

Zumiez International, LLC	Washington

Zumiez Services Inc.	Washington

Zumiez Distribution LLC	Washington

Zumiez Canada Holdings Inc.	British Columbia

Zumiez Europe Holding GmbH	Switzerland

Blue Tomato Schweiz GmbH	Switzerland

Zumiez Austria Holding GmbH	Austria

Blue Tomato GmbH	Austria

Blue Tomato Deutschland GmbH	Germany

Blue Tomato Nederland B.V.	Netherlands
Zumiez Puerto Rico LLC	Puerto Rico

Zumiez Australia Holding Pty Ltd	Australia

Black Phoenix One Pty Ltd	Australia

Blue Tomato Finland Oy	Finland

Blue Tomato Norway AS	Norway

Blue Tomato Italy S.r.l	Italy

Blue Tomato Sweden AB	Sweden